SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             (Amendment No.   01___ )

                                Dole Food Company, Inc.
   ---------------------------------------------------------------------------
                                 Name of Issuer

                           Common Stock, par value $0.001
   ---------------------------------------------------------------------------
                            Title Class of Securities

                               256603101
   ---------------------------------------------------------------------------
                                  Cusip Number

                                 December 31, 2011
   ---------------------------------------------------------------------------
                 (Date of Event Which Requires Filing of this Statement

Check the following line if a fee is being paid with this statement: ----------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
Rule 13d-1(b)
-------------

1.   Name of Reporting Person/IRS Identification Number:

     Scott & Stringfellow, LLC
     ---------------------------------------------------------------------

     Tax ID: 54-0294670
     ---------------------------------------------------------------------

2.    Check the appropriate line if a Member of Group

     A.         N/A
                ----------------------------------------------------------

     B.         N/A
                ----------------------------------------------------------

3.    SEC use only:
                     -----------------------------------------------------

4.    Citizenship or place of organization:         State of Virginia
                                                    ---------------------------


Number of                   5.  Sole voting power:    1,519,326
shares bene-                                        ---------------------------
ficially
owned by
each report-                6.  Shared voting power:  2,761,530
person                                                  -----------------------
with:
                            7.  Sole dispositive power:   4,280,856
                                                      ------------------------

                            8.  Shared dispostive power:  ____________________
                                                       -----------------------

9.   Aggregate amount beneficially owned by each reporting person:   4,280,856
                                                                    ------------

10.  Check if the aggregate amount in Row 9 excludes certain shares:
                                                                     -----------

11.  Percent of class represented by amount in Row 9:       4.83%
                                                     ---------------------------

12.  Type of reporting person:   Investment adviser
                               -------------------------------------------------

Item 1(a)   Name of Issuer:                 Dole Food Company, Inc.

Item 1(b)   Address of Issuer's             One Dole Drive
              principal executive offices:
                                              Westlake Village, California 91362

Item 2(a)   Name of person filing:          Scott & Stringfellow, LLC

Item 2(b)   Address of principal            901 E. Byrd St., Riverfront Plaza,
              business office:              West Tower Richmond, VA  23219

Item 2(c)   Citizenship:                    State of Virginia

Item 2(d)   Title of class of securities:   Common stock, Par Value $0.001 Per
                                            Share

Item 2(e)   CUSIP Number:                   256603101

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

              (a)                Broker or dealer registered under
                    ----------   Section 15 of the Act

              (b)                Bank as defined in Section 3(a) (6) of the Act
                    ----------

              (c)                Insurance company as defined in Section 3(a)
                    ----------   (19) of the Act

              (d)                Investment company registered under Section 8
                    ----------   of the Investment Company Act

              (e)        X       Investment adviser registered under Section 203
                    ----------   of the Investment Advisers Act of 1934

              (f)                Employee Benefit Plan, Pension Fund which is
                    ----------   subject to the provisions of the Employee
                                 Retirement Income Security Act of 1974 or
                                 Endowment Fund; see Section 240.13d-a(b)
                                 (1) (ii)(F)

              (g)                Parent Holding Company, in accordance with
                    ----------   Section 240.13d-1(b)(ii)(G)  (Note: See Item 7)

              (h)                Group, in accordance with Section 240.13d-1(b)
                    ----------   (1) (ii) (H)

Item 4        Ownership:

     If the percent of the class owned, as of December 31 of the year covered by the statement or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

             (a)  Amount beneficially owned:      4,280,856
                                             -----------------------------------

             (b)  Percent of class:               4.83%
                                             -----------------------------------

       (c)  Number of shares which such person has:

             (i)           sole power to vote or to direct the vote: 1,519,326
                                                                    ------------

             (ii)          shared power to vote or to direct the vote: 2,761,530
                                                                      ----------
             (iii)         sole power to dispose or to direct the
                           disposition  of:                           4,280,856
                                                                      ----------
             (iv)          shared power to dispose or to direct
                           the disposition of:                             -0-
                                                                      ----------

Item 5    Ownership of five percent or less of a class:                N/A
                                                               -----------------


Item 6    Ownership of more than five percent on behalf
          of another person:                                           N/A
                                                               -----------------

Item 7    Identification and classification of the
          subsidiary which acquired the Security being
          reported on by the parent holding company:                  N/A
                                                               -----------------

Item 8    Identification and classification of members
          of the group:                                                N/A
                                                               -----------------

Item 9    Notice of dissolution of group:                              N/A
                                                               -----------------

Item 10   Certification:


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect or changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                     Scott & Stringfellow, LLC


                                      January 18, 2012
                                ------------------------------------------------
                                                               Date


                                ------------------------------------------------
                                                            Signature

                                                      Coye B. Cordle, III
                                                      Vice President
                                ------------------------------------------------
                                                            Name/Title